UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2008

NESTOR, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-12965	13-3163744
(Commission File Number)	(IRS Employer Identification Number)

42 Oriental Street; Third Floor, Providence, Rhode Island
(Address of principal executive offices)

(401) 274-5658
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Failure to Satisfy a Continued Listing Rule or Standard.

Nestor, Inc. (the “Company”) announced today that it received notice from the Nasdaq Stock Market (“Nasdaq”) dated April 22, 2008, a copy of which is appended hereto as Exhibit 99.1, that the Company has not regained compliance with Marketplace Rule 4310(c)(4) (the “Rule”) and Nasdaq Staff has determined to delist the Company’s securities from the Capital Market.  Accordingly, unless the Company requests an appeal of this determination, trading of the Company’s common stock will be suspended at the opening of business on May 1, 2008, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on the Nasdaq Stock Market.

On April 23, 2007, Nasdaq had notified the Company that the bid price of the Company’s common stock had closed at less than $1.00 per share for more than 30 consecutive business days.  As a result, the Company did not comply with the Rule.  In accordance with Marketplace Rule 4310(c)(8)(D), the Company had 180 calendar days, or until October 22, 2007, to regain compliance with the Rule.  As of October 22, 2007, the Company had not achieved compliance with the Rule.  On October 23, 2007, because the Company met the Nasdaq Capital Market initial inclusion criteria set forth in Rule 4310(c) (except for the bid price), the Company was given an additional 180 calendar day compliance period through April 21, 2008.

The Company’s press release announcing the Nasdaq notice, the unqualified opinion with going concern language from its independent registered public accountants, and the receipt of a Waiver and Forbearance from the holders of its Senior Secured Notes and associated warrants is attached as Exhibit 99.2.

Item 9.01.                      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	NASDAQ correspondence dated April 22, 2008
99.2	Press Release dated April 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NESTOR, INC.

	By:	/s/ Brian R. Haskell
Brian R. Haskell
Vice President and General Counsel

Date:April 22, 2008